Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 25, 2016) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its third fiscal quarter ended January 31, 2016.

Net sales for the third fiscal quarter increased 16% to $218.6 million compared with the same quarter of the prior fiscal year. Net sales for the first nine months of the current fiscal year increased 14% to $706.1 million from the comparable period of the prior fiscal year. The Company experienced growth in all channels during the third quarter of fiscal year 2016.

Net income was $12.0 million ($0.73 per diluted share) for the third quarter of the current fiscal year compared with $7.3 million ($0.45 per diluted share) for the third quarter of the prior fiscal year. Net income for the first nine months of fiscal year 2016 was $45.4 million ($2.76 per diluted share) compared with $24.2 million ($1.52 per diluted share) for the same period of the prior fiscal year.

Gross profit for the third quarter of the current fiscal year was 20.4% of net sales compared with 18.6% in the same quarter of the prior year. Gross profit for the first nine months of the current fiscal year was 21.4% of net sales compared with 17.7% for the same period in the prior year. Gross profit in the current quarter and the first nine months of the current fiscal year was favorably impacted by higher sales volume and improved operating efficiency.

Selling, general and administrative costs for the third quarter of fiscal year 2016 were 11.8% of net sales compared with 12.8% in the same quarter of the prior year. Selling, general and administrative costs for the first nine months of the current fiscal year were 11.3% of net sales compared with 11.7% for the same period in the prior year. The improvement in the Company’s operating expense ratio in the current quarter and the first nine months of the current fiscal year was driven by favorable leverage from increased sales and on-going expense control.

The Company generated net cash from operating activities of $50.9 million during the first nine months of fiscal year 2016 compared with $36.0 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability, which was partially offset by higher customer receivables, accounts payable and accrued expenses consistent with higher sales. Net cash used by investing activities was $33.7 million during the first nine months of the current fiscal year compared with $43.5 million during the same period of the prior year due to a $24.5 million reduced investment in certificates of deposit, which was partially offset by increased investment in promotional displays and property, plant and equipment of $14.7 million. Net cash used by financing activities of $2.1 million increased $6.4 million during the first nine months of the current fiscal year compared to the same period in the prior year as the company repurchased 176,343 shares of common stock at a cost of $12.0 million, a $6.9 million increase from the prior year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network

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AMWD Announces Third Quarter Results

February 25, 2016

of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2016	2015	2016	2015

Net Sales	$218,632	$188,963	$706,122	$618,573
Cost of Sales & Distribution	174,034	153,846	555,299	509,361
Gross Profit	44,598	35,117	150,823	109,212
Sales & Marketing Expense	16,674	16,010	49,176	47,821
G&A Expense	9,183	8,054	30,647	24,710
Restructuring Charges, net	—	3	—	6
Operating Income	18,741	11,050	71,000	36,675
Interest & Other (Income) Expense	58	74	63	323
Income Tax Expense	6,670	3,694	25,586	12,161
Net Income	$12,013	$7,282	$45,351	$24,191

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,457,308	16,131,140	16,450,394	15,953,420

Income Per Diluted Share	$0.73	$0.45	$2.76	$1.52

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AMWD Announces Third Quarter Results

February 25, 2016

Condensed Consolidated Balance Sheet
(Unaudited)
	January 31	April 30
	2016	2015

Cash & Cash Equivalents	$164,679	$149,541
Investments - certificates of deposit	23,000	35,500
Customer Receivables	49,529	46,142
Inventories	38,096	35,988
Other Current Assets	19,536	14,324
Total Current Assets	294,840	281,495
Property, Plant & Equipment	102,869	85,516
Investments - certificates of deposit	17,500	—
Other Assets	31,507	31,893
Total Assets	$446,716	$398,904

Current Portion - Long-Term Debt	$1,574	$1,457
Accounts Payable & Accrued Expenses	86,265	83,333
Total Current Liabilities	87,839	84,790
Long-Term Debt	23,634	21,498
Other Liabilities	57,452	62,774
Total Liabilities	168,925	169,062
Stockholders' Equity	277,791	229,842
Total Liabilities & Stockholders' Equity	$446,716	$398,904

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	January 31
	2016	2015

Net Cash Provided by Operating Activities	$50,923	$35,997
Net Cash Used by Investing Activities	(33,679)	(43,516)
Net Cash Provided (Used) by Financing Activities	(2,106)	4,344
Net Increase (Decrease) in Cash and Cash Equivalents	15,138	(3,175)
Cash and Cash Equivalents, Beginning of Period	149,541	135,700

Cash and Cash Equivalents, End of Period	$164,679	$132,525

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